Exhibit 99.1

Blue Water Biotech to Present Corporate Overview and ENTADFI® Launch Plan at the JMP Securities Life Sciences Conference in New York, NY

CINCINNATI, OH, May 10, 2023 -- Blue Water Biotech, Inc. (“Blue Water” or the “Company”), a biopharmaceutical company developing transformational therapies to address significant global health challenges, today announced that Blue Water management will present at the JMP Securities Life Sciences Conference at the New York Hilton Midtown on Monday, May 15th at 3:30pm EDT.

Session details are as follows:

Date:	Monday, May 15[t]h, 2023
Time:	3:30pm EDT
Location:	New York Hilton Midtown, Room E
Title:	Blue Water Biotech Overview and ENTADFI® Launch Plan

At the conference, Blue Water management will present a corporate overview and highlight its launch plan for ENTADFI®, an FDA-approved treatment for benign prostatic hyperplasia (“BPH”) that counteracts negative sexual side effects seen in men on alternative BPH therapies.

“Following our purchase of ENTADFI® in April, we are excited to share our launch strategy with the investment community,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water. “We believe ENTADFI® has the potential to transform the BPH space and positively impact the lives of millions of men, and we look forward to sharing our strategy with all in attendance.”

Blue Water management will be available during the conference for one-on-one meetings. Interested parties may request a one-on-one meeting at investors@bwbioinc.com or contact Blue Water at (513) 620-4101.

About ENTADFI®

ENTADFI® is an oral, once daily treatment for BPH that combines finasteride, a 5α-reductase inhibitor, and tadalafil, a phosphodiesterase 5 (PDE5) inhibitor, offering a more effective treatment option compared to other available therapies. Clinical trials have shown that ENTADFI® is more effective in treating BPH symptoms, including urinary frequency, urgency, weak stream, and difficulty initiating or maintaining urination, compared to finasteride monotherapy. Additionally, ENTADFI® has demonstrated a favorable safety profile, with fewer adverse sexual side effects compared to finasteride. ENTADFI® reduces potential for adverse sexual side effects, making it a preferred choice for men seeking relief from BPH symptoms without compromising their sexual health. ENTADFI® has received FDA approval for the indication of initiating treatment of the signs and symptoms of BPH in men with an enlarged prostate for up to 26 weeks. More information about BPH and full ENTADFI® prescribing information can be found on the product website at https://entadfipatient.com/.

About Blue Water Biotech

Blue Water Biotech, Inc. is a biological and pharmaceutical technology company focused on developing and providing transformational therapies to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. Blue Water is developing a Streptococcus pneumoniae vaccine candidate, designed to specifically prevent highly infectious middle ear infections, known as acute otitis media (AOM), in children, and prevention of pneumonia in the elderly. The Company is also developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including Marburg and monkeypox, among others. Additionally, the Company is developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. Outside of its vaccine franchise, Blue Water owns ENTADFI®, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia. This combination allows men to receive treatment for their symptoms of BPH without the negative sexual side effects typically seen in patients on finasteride alone. For more information about Blue Water, visit www.bwbioinc.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Blue Water’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to Blue Water’s ability to realize the benefits of its acquisition of ENTADFI®, risks related to BWV’s ability to expand its business scope and its ability to commercialize ENTADFI®, risks related to the development of Blue Water’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. Blue Water does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Blue Water’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 and periodic reports filed with the SEC on or after the date thereof. All of Blue Water’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bwbioinc.com